EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made as of February 8, 2019 (this “Agreement”), by and between Castle Brands Inc., a Florida corporation (the “Company”), and Richard J. Lampen (“Executive”).

In consideration of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

AGREEMENT:

1. Employment. Subject to the terms of this Agreement, the Company agrees to employ Executive, and Executive agrees to accept such employment, as the President and Chief Executive Officer of the Company. As such, Executive’s responsibilities will include those normally associated with those titles in a company the size and nature of the Company. During the term of his employment hereunder, the Company shall also nominate the Executive for re-election as a member of the Board of Directors of the Company.

2. Performance of Services. Executive agrees that throughout the term of his employment hereunder he will devote such time to his responsibilities hereunder as is necessary in his reasonable judgment and consistent with past practices, and will perform the duties assigned to him pursuant to Section 1 hereof, subject, at all times, to the direction and control of the Board of Directors. Executive will provide his services from his office in Miami, Florida and shall undertake such travel as is reasonably required to fulfill his responsibilities. The Company acknowledges and agrees that during the term of his employment hereunder, consistent with past practices, Executive may hold positions as an officer and/or director of other companies and organizations and may devote a substantial amount of his business time to those activities.

3. Term. Executive will be employed for a term commencing on February 8, 2019 (the “Effective Date”) and ending on March 30, 2020 (the “ Initial Term”) and shall be automatically renewed for successive one (1) year terms, (each such term a “Renewal Term” and, collectively, with the Initial Term, the “Term”), unless (i) Executive or the Company gives to the other party written notice of such party’s intention not to renew no later than sixty (60) days prior to the end of the Initial Term or the applicable Renewal Term, as the case may be, or (ii) Executive’s employment is terminated prior to the expiration of the Term pursuant to Section 6 hereof.

4. Compensation. During the Term of this Agreement the Company agrees to pay to Executive:

(a) Salary. A salary (the “Base Salary”) at a rate, and only to the extent, authorized from time to time by the Compensation Committee of the Board of Directors, payable in accordance with the Company’s standard payroll practices for executives then in effect.

(b) Stock Awards. Executive shall be eligible for options to purchase Common Stock of the Company or other stock awards to the extent granted by the Compensation Committee of the Board of Directors of the Company.

(c) Incentive Bonus. In each fiscal year, the Executive shall be eligible to receive an annual performance bonus and/or retention payment (“Incentive Bonus”) which shall be based on Company profitability, individual performance and such other factors, if any, that the Compensation Committee may deem relevant, in such amount as may be determined by the Compensation Committee of the Board of Directors of the Company, in its sole discretion, payable in accordance with the Company’s standard practices for executives as in effect from time to time. Any such retention payment shall be subject to the terms of the retention agreement governing such payment, including, without limitation, with respect to the vesting thereof.

(d) Other Benefits. Unless otherwise agreed, Executive will not participate in profit-sharing, hospitalization, insurance, medical, disability, or other fringe benefit or executive perquisite plans that may otherwise be available to other senior executives of the Company.

5. Expenses. The Company will reimburse Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company upon the submission to the Company of appropriate invoices therefor, all in accordance with the Company’s policies and procedures as in effect from time to time for senior executives of the Company.

6. Termination.

(a) Termination by the Company Without Cause or Non-Renewal of Term by the Company. The Company may terminate the employment of Executive hereunder at any time without Cause (as hereinafter defined). Notice of any such termination must be in writing and will be effective upon receipt by Executive. In the event that (x) the employment of Executive is terminated pursuant to this Section 6(a) or (y) the Initial Term or any Renewal Term is not renewed by the Company and if Executive fully complies with Sections 7, 9, 10 and 22 of this Agreement, (A) the Company will continue to pay to Executive the Base Salary per annum, if any, as in effect on the date of such termination, in accordance with the standard payroll practices of the Company as in effect from time to time, for a term of twelve (12) months immediately following the date of such termination, and (B) Executive will be entitled to an annual Incentive Bonus pursuant to Section 4(c) of this Agreement with respect to the fiscal year ending within such twelve (12) month period (which annual Incentive Bonus shall be the Incentive Bonus paid to the Executive for the performance period immediately prior to the fiscal year in which the date of termination occurs, but not less than the amount of the Incentive Bonus paid to the Executive with respect to the fiscal year ended March 31, 2018, and paid on the last day of the fiscal year during such twelve (12) month period), which shall be paid at the same time as the annual Incentive Bonus would have been paid pursuant to Section 4(c) of this Agreement. If Executive fully complies with Sections 7, 9, 10 and 22 of this Agreement, subject to the terms of Executive’s option and restricted stock agreements, on the date of termination pursuant to this Section 6(a), any tranche of unvested shares or options held by Executive that would have vested following termination shall accelerate and vest without any further action of any kind by the Company or Executive. Further, if Executive fully complies with Sections 7, 9, 10 and 22 of this Agreement, subject to the terms of Executive’s option agreements, any stock option held by Executive that is vested at the time of Executive’s termination pursuant to this Section 6(a) (including any portion of such option for which vesting was accelerated pursuant to the preceding sentence) will be exercisable until the expiration of such option pursuant to its terms.

(b) Termination by the Company for Cause. The Company may terminate the employment of Executive hereunder for Cause (as hereinafter defined). Executive shall be entitled to thirty (30) days prior written notice of the Company’s intent to terminate Executive hereunder and the right to address and/or cure such Cause during such thirty (30) day notice period, to the extent curable. Any notice of intent to terminate for Cause must specify the particular grounds therefor in reasonable detail. In the event that the employment of Executive is terminated pursuant to this clause (b), the Company will pay to Executive the amount of all accrued but unpaid Base Salary to the date of such termination, but no annual Incentive Bonus will be paid with respect to the fiscal year in which termination occurs. As used herein, “Cause” means Executive’s (i) having committed in the performance of his duties under this Agreement one or more acts or omissions constituting fraud, dishonesty, or willful injury to the Company which results in a material adverse effect on the business, financial condition or results of operations of the Company, (ii) having committed one or more acts constituting gross neglect or willful misconduct which results in a material adverse effect on the business, financial condition or results of operations of the Company, (iii) breach of fiduciary duty, (iv) failure to substantially perform assigned duties relating to Executive’s performance hereunder (other than any such failure owing to Executive becoming Disabled (as hereinafter defined)) as reasonably determined by a majority of the entire Compensation Committee of the Board of Directors of the Company, (v) conviction of, or the entry by the Executive of any plea of guilty or nolo contendere to, any felony, (vi) material breach of any provision of this Agreement as reasonably determined by the Compensation Committee of the Board of Directors; provided, however, that in any of the foregoing circumstances, Executive has failed to cure such Cause, to the extent curable, within the thirty (30) day period referenced in the second sentence of this Section 6(b).

2

(c) Termination by Executive. Executive may terminate his employment hereunder (x) at any time without cause or (y) for Good Reason (as hereinafter defined). In the event Executive terminates employment pursuant to subclause (x) of this clause (c), notice of any such termination must be in writing and will be effective sixty (60) days after receipt by the Company or such earlier date as may be specified by the Company after receipt of such notice. In the event that Executive terminates employment pursuant to subclause (x) of this clause (c), the Company will pay to Executive the amount of all accrued but unpaid Base Salary to the date of such termination, but no annual Incentive Bonus will be paid with respect to the fiscal year in which termination occurs. In the event that Executive terminates employment hereunder for Good Reason pursuant to subclause (y) of this clause (c) and Executive fully complies with Sections 7, 9, 10 and 22 of this Agreement, Executive will be entitled to the same salary, benefits and bonus payments as would be provided were he to be terminated by the Company without Cause pursuant to Section 6(a) above. Further, subject to the terms of Executive’s option and restricted stock agreements, any tranche of unvested shares or options held by Executive that would have vested following termination for Good Reason shall accelerate and vest without any further action of any kind by the Company or Executive. In addition, subject to the terms of Executive’s option agreements, upon a termination by Executive for Good Reason, any stock option held by Executive that is vested at the time of Executive’s termination (including any portion of such option for which vesting was accelerated pursuant to the preceding sentence) will be exercisable until the expiration date of such option pursuant to its terms. As used herein, “Good Reason” means a termination by Executive of Executive’s employment hereunder within sixty (60) days after, without Executive’s consent (i) a material diminution of the Executive’s title, duties or responsibilities as provided in Section 1, including without limitation, the failure to elect or re-elect the Executive as President and Chief Executive Officer of the Company or as a member of the Board of Directors of the Company, or the removal of the Executive from such position, (ii) any material diminution in the Executive’s Base Salary from that in effect on the Effective Date or the most recent anniversary thereof, (iii) relocation by the Company of the Executive’s primary office to any location more than fifty (50) miles away from Miami, Florida or (iv) the Company’s material breach of any provision of this Agreement; provided, however, Good Reason shall only occur if the Executive gives the Company sixty (60) days’ prior notice of his intent to terminate his employment setting forth with reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the Executive’s knowledge (whether actual or constructive, including, without limitation, knowledge that Executive would have reasonably obtained after making due and appropriate inquiry) of such event. Following such notice, the Company shall have thirty (30) days to cure the event constituting Good Reason and, if not cured within such period, Executive’s termination will be effective upon the expiration of such sixty (60) day notice period.

3

(d) Termination Upon Death. This Agreement will terminate automatically on the death of Executive. In the event that the employment of Executive is terminated pursuant to this Section 6(d), the Company will promptly pay to the representative of Executive the amount of all accrued but unpaid Base Salary to the date of such termination, the annual Incentive Bonus, if any, described in Section 4(c) with respect to the fiscal year in which termination occurs, and Base Salary, if any, for a one (1) year period, in accordance with the standard payroll practices of the Company as in effect from time to time. Further, subject to the terms of Executive’s option or restricted stock agreements, any tranche of unvested shares or options held by Executive that would have vested following the time of death shall accelerate and vest without any further action of any kind by the Company or Executive. In addition, subject to the terms of Executive’s option agreements, upon the death of Executive, any stock option held by Executive that is vested at the time of death (including any portion of such option for which vesting was accelerated pursuant to the preceding sentence), will be exercisable by Executive’s personal representative or estate until the expiration date of such option pursuant to its terms.

(e) Termination by the Company by Reason of Disability. The Company may terminate the employment of Executive hereunder after Executive becomes Disabled. Notice of any such termination must be in writing and will be effective thirty (30) days after receipt by Executive. In the event that the employment of Executive is terminated pursuant to this Section 6(e), the Company will pay to Executive or his representative the amount of all accrued but unpaid Base Salary to the date of such termination, the annual Incentive Bonus, if any, described in Section 4(c) with respect to the fiscal year in which termination occurs, and Base Salary for a one (1) year period, in accordance with the standard payroll practices of the Company as in effect from time to time, reduced by the amount, if any, received by Executive from any disability insurance maintained by the Company. Further, subject to the terms of Executive’s option and restricted stock agreements, any tranche of unvested shares or options held by Executive at the time of termination by reason of Disability that would have vested following the date of such termination shall accelerate and vest without any further action of any kind by the Company or Executive. In addition, subject to the terms of Executive’s option agreements, upon the termination by reason of Disability, any stock option held by Executive that is vested at the time of such termination (including any portion of such option for which vesting was accelerated pursuant to the preceding sentence) will be exercisable until the expiration date of such option pursuant to its terms. As used herein, “Disabled” means Executive becoming physically or mentally disabled or incapacitated to the extent that he has been or will be unable to perform his duties hereunder on account of such disabilities or incapacitation for a continuous period of six (6) months as determined by a qualified independent physician or group of physicians selected by the Company and approved by Executive or his representative, such approval not to be unreasonably withheld.

(f) Change of Control. A “Change of Control” shall have occurred if: (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Dr. Phillip Frost, any member of his immediate family, and any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act) that is controlled by Dr. Frost or any member of his immediate family, any beneficiary of the estate of Dr. Frost, or any trust, partnership, corporate or other entity controlled by any of the foregoing, becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the aggregate voting power of the Company’s then outstanding securities, other than by acquisition directly from the Company; (ii) there has been a merger or equivalent combination involving the Company after which forty-nine percent (49%) or more of the voting stock of the surviving corporation is held by persons other than former shareholders of the Company; (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the appointment, election, or the nomination for election by the Company’s stockholders, of each director elected during such consecutive two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period); or (iv) the Company sells or disposes of all or substantially all of its assets. In the event that the employment of Executive is terminated in connection with, or during the twenty-four (24) month period following, a Change in Control either by the Executive for Good Reason or by the Company or its successor without Cause, the Company or its successor, as applicable, will pay to Executive in a lump sum (x) an amount equal to one times the Base Salary per annum as in effect on the date of such termination plus (y) an amount equal to one times the annual Incentive Bonus described in Section 4(c), which Incentive Bonus shall be the Incentive Bonus paid to the Executive for the performance period immediately prior to the fiscal year in which the date of termination occurs, but not less than the amount of the Incentive Bonus paid to the Executive with respect to the fiscal year ended March 31, 2018. For the avoidance of doubt, in the event of any such payments pursuant to this Section 6(f), no additional payments shall be made to Executive pursuant to Section 6(a) or 6(c).

4

(g) Release and No Further Obligations. Notwithstanding any provision herein to the contrary, the payments and other consideration provided to Executive under Section 6(a) or (c) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the form of general release (the “Release”) attached hereto as Exhibit A (and the expiration of any revocation period contained in such Release) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such Release following its execution, Executive shall not be entitled to any of the Severance Benefits. Except as otherwise expressly provided in this Agreement and any indemnification, stock option agreements or restricted stock agreements, by and between the Company and Executive, from and after the effective date of any termination of Executive’s employment hereunder pursuant to this Section 6, the Company will have no further obligations (for the payment of money or otherwise) to Executive or his representative, as applicable, except for continuing obligations by the Company or its successor to indemnify Executive in his capacity as an officer of the Company. If the general release is executed and delivered and no longer subject to revocation, then the following shall apply:

(i) To the extent any such cash payment to be made is not “deferred compensation” for purposes of Code Section 409A, then such payment shall commence upon the first scheduled payment date immediately after the date the general release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the termination of Executive’s employment, and any payments made after the Release Effective Date shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination of Executive’s employment.

(ii) To the extent any such cash payment to be made is “deferred compensation” for purposes of Code Section 409A, then such payment shall be made or commence upon the sixtieth (60th) day following the termination of Executive’s employment with interest, to be determined by applying the prime rate published in the Wall Street Journal on the date of the Executive’s termination of employment or if such date is not a business day, then the next business day. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Executive’s employment and any payments made after the sixtieth (60th) day following the termination of Executive’s employment shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination of Executive’s employment.

5

(h) Specified Employee. Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term in Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of “separation from service”, no such payment or benefit distribution will be made to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined for purposes of Section 409A) or (ii) the date of the Executive’s death, to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid (with interest, to be determined by applying the prime rate published in the Wall Street Journal on the date of the Executive’s termination of employment or if such date is not a business day, then the next business day) to the Employee in a lump sum upon expiration of such six-month period (or if earlier upon the Employee’s death).

7. Confidentiality.

(a) Executive will not, at any time following the Effective Date, regardless of whether Executive continues to be employed by the Company and, if Executive’s employment has been terminated, regardless of the manner, reason, time or cause thereof, directly or indirectly reveal, report, publish, disclose, transfer or furnish to any person not entitled to receive the same for the immediate benefit of the Company any Proprietary Information (as hereinafter defined). The term “Proprietary Information” means all information of any nature whatsoever, and in any form, which at the time or times concerns or relates to any aspect of any business that the Company, or its direct or indirect subsidiaries are involved in or actively contemplating (the “Business”) and which is confidential or proprietary to the Company. Proprietary Information includes, but is not limited to, items, materials and information concerning the following: marketing plans or strategies; budgets; designs; promotional strategies; client preferences and policies; creative activities for clients; concepts; intellectual property and trade secrets; product plans; financial information and all documentation, reports and data (recorded in any form) relating to the foregoing. Notwithstanding the foregoing, “Proprietary Information” does not include any information to the extent it becomes publicly known through no fault of Executive or any information which Executive is required to disclose as a result of a subpoena or other legal process.

(b) Executive agrees that all memoranda, notes, records, papers or other documents, computer disks, computer software programs and the like and all copies thereof, relating to the Business (the “Business Records”) are and will be the sole and exclusive property of the Company or its direct or indirect subsidiaries, as the case may be. Except for use for the benefit of the Company or its direct or indirect subsidiaries, Executive will not copy or duplicate any of the Business Records, nor remove them from the facilities of the Company or its direct or indirect subsidiaries, as the case may be. Executive must comply with any and all procedures which the Company or its direct or indirect subsidiaries may adopt from time to time to preserve the confidentiality of Proprietary Information and the confidentiality of property of the types described immediately above, whether or not such property contains a legend indicating its confidential nature.

(c) Upon termination of Executive’s employment with the Company for any reason whatsoever and at any other time upon the Company’s request, Executive (or his personal representative) must deliver to the Company all property described in this Section 7 which is in his possession or control.

(d) Notwithstanding anything contained herein or in any other Company policy or agreement, Executive shall not be prohibited from reporting suspected violations of law or regulation to any governmental agency, regulatory body, self-regulatory organization, or law enforcement agency, including but not limited to the SEC (collectively a “law enforcement entity”), from making any other disclosures that are protected under any law or regulation, from participating or cooperating in any inquiry, investigation, or proceeding conducted by such law enforcement entity, or from making other disclosures that are protected under state or federal law or regulation, or receiving an award for information provided to any such law enforcement entity.

6

8. Representation and Warranty. Executive represents and warrants to the Company that he is not a party to any employment agreement or other agreement which restricts, interferes with or impairs, or which might be claimed to restrict, interfere with or impair, in any way, Executive’s use of any information or Executive’s execution or performance of this Agreement.

9. Discoveries and Improvements. Executive acknowledges and agrees that all inventions, discoveries, and improvements, whether patentable or unpatentable, made, devised, or discovered by Executive, whether by himself, or jointly with others, from the date hereof until the expiration of the Term hereof, reasonably deemed to be directly related to or pertaining in any way to the Business, will be promptly disclosed in writing to the General Counsel of the Company and will be the sole and exclusive property of the Company. Executive agrees to execute any assignments to the Company or its nominee of his entire right, title, and interest in and to any such inventions, discoveries, and improvements and to execute and deliver at the cost of the Company any other instruments and documents that may be requested by the Company that are requisite or desirable in applying for and obtaining patents, copyrights or trademarks, with respect thereto in the United States and in all foreign countries. Executive further agrees, whether or not in the employ of the Company, to cooperate, to the extent and in the manner requested by the Company, in the prosecution or defense of any patent, trademark or copyright claims or any litigation or other proceeding involving any inventions, trade secrets, processes, discoveries, or improvements covered by this Agreement, provided that all expenses thereof shall be paid by the Company.

10. Restrictive Covenants.

(a) Executive acknowledges and agrees that his position with the Company places him in a position of confidence and trust with respect to Proprietary Information. Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill of the Business that Executive make the covenants contained herein. Accordingly, Executive agrees that, during the Term of this Agreement and for a period of twelve (12) months after the date of expiration or termination of Executive’s employment hereunder for any reason whatsoever, Executive will not, without the prior written consent of the Company and provided that the Company has not failed to make any payments to the Executive when due in accordance with the provisions of Section 6 hereof and otherwise comply with the terms and conditions of this Agreement, (i) employ, solicit or encourage to leave the employ of the Company, or to become employed by any person other than the Company, any employee of the Company, (ii) persuade or attempt to persuade any customer of the Company as of the date of the termination or expiration of Executive’s employment, to cease doing business with, or to reduce the amount of business it does with, the Company, or solicit the business of any of the Company’s customers as of the date of the termination or expiration of Executive’s employment, with respect to any product or service which competes with the products and services of the Company as of the date of termination of Executive’s employment or (iii) compete with the Company as a consultant to, employee of, or equity participant in, any venture which competes with the Business within the United States of America. No provision of this Section 10 shall prohibit Executive from merely owning (i.e., having no participation or involvement in the management) no more than three percent (3%) of the outstanding equity securities of any actively traded public entity. Notwithstanding anything contained herein to the contrary, in the event that Executive’s employment is terminated by Executive for Good Reason or by the Company or any successor without Cause in connection with, or during the twenty-four (24) month period following, a Change of Control, the provisions of Sections 10 and 22 of this Agreement shall not apply to Executive.

7

(b) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under Sections 10 and 11 of this Agreement and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to avoid competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the benefit otherwise afforded Executive by this Agreement.

11. Certain Remedies. The parties hereto acknowledge that, in the event of a breach or a threatened breach by Executive of any of his obligations under Sections 7, 9, 10 or 22 of this Agreement, the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Executive, the Company will be entitled to such equitable and injunctive relief as may be available to restrain Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof, and nothing herein will be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

12. Notices. All notices hereunder must be in writing and addressed to the General Counsel of the Company at 122 East 42nd Street, Suite 5000, New York, NY, 10168 and to Executive at the address provided by Executive to the Company. Each such address for notice may be changed by notice of such change given to the other party hereto. All such notices will be effective upon receipt.

13. Entire Agreement. This Agreement, together with any agreements executed by the Company and Executive in respect of indemnification or awards under any equity, benefit or welfare plan, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

14. Governing Law/Arbitration. This Agreement will be governed, interpreted and construed according to the internal laws of the State of Florida without regard to conflict of laws principles. Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof, must be promptly settled by arbitration by a panel of three (3) arbitrators in Miami, Florida, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. It is expressly understood that the arbitrators will have the authority to grant legal and equitable relief, including both temporary restraints and preliminary injunctive relief to the same extent as could a court of competent jurisdiction, and that the arbitrators are empowered to order either side to fully cooperate in promptly resolving any controversies or claims under this Agreement. Notwithstanding the foregoing, in the event of a breach or threatened breach by Executive of any provision of Section 7, 9, 10 or 22 of this Agreement, the Company will be entitled to seek an injunction from any court of competent jurisdiction in Miami-Dade County, Florida and Executive hereby submits to the personal jurisdiction of any such court.

15. Severability. Should any part of this Agreement be held or declared to be void or illegal for any reason by an arbitrator or court of competent jurisdiction, such provision will be ineffective, but all other parts of this Agreement which can be effected without such illegal part will nevertheless remain in full force and effect. In such a case, the parties shall, and the court of competent jurisdiction may, replace the invalid provision with a legally permissible arrangement, which comes nearest to the intended purpose of the invalid provision.

16. Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

8

17. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive will be subject to withholding of such amounts relating to taxes (whether or not related to payments required to be made by the Company hereunder) as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will collectively constitute a single original.

19. No Reliance; Opportunity to Consult with Counsel. The parties hereto each represent to the other that in executing this Agreement each does not rely upon, and has not relied upon, any representation or statement not set forth herein with regard to the subject matter, basis or effect of this Agreement or otherwise. Executive acknowledges that he has had an opportunity to consult with an attorney of his choice prior to executing this Agreement.

20. No Assignment. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive except as provided for herein. This Agreement will be binding upon Executive, his heirs, executors and administrators and upon the Company, its successors and assigns.

21. No Duty to Mitigate. Executive shall not be required to mitigate the amount of any damages that Executive may incur or other payments to be made to Executive hereunder as a result of any termination or expiration of this Agreement, nor shall any payments to Executive be reduced by any other payments Executive may receive.

22. Non-Disparagement. Executive agrees not to publicly criticize, denigrate or disparage the Company, its past and present direct and indirect subsidiaries, affiliates, successors, assigns and all of their past and present employees, officers and directors. The Company agrees not to, and to use commercially reasonable efforts to cause its past and present direct and indirect subsidiaries, affiliates, successors, assigns and all of their past and present employees, officers and directors not to, publicly criticize, denigrate or disparage Executive.

23. Survival. The provisions of Sections 6, 7, 9, 10, 11, 13, 14, 15, 17, 20, 21, 22 and this Section 23 will survive the termination or expiration of this Agreement.

24. Waiver. A delay or failure by either party to require strict performance by the other party of any undertakings or agreements contained in this Agreement will not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance therewith. Any waiver by either party of any default by the other party under this Agreement will not waive or affect any other such default, whether such default is prior or subsequent thereto and whether of the same or a different type.

25. Compliance with Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) so as not to subject Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Employment Period” or like terms shall mean “separation from service.”

9

(iii) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(iv) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Castle Brands Inc.		Executive

By:	/s/ Alfred J. Small	By:	/s/ Richard J. Lampen
Name:	Alfred J. Small	Name:	Richard J. Lampen
Title:	Chief Financial Officer

Acknowledged:

By:	/s/ Dr. Richard Krasno
Name:	Dr. Richard Krasno

11

EXHIBIT A

Form of General Release

GENERAL RELEASE

1. (a) As a condition to and in consideration of the payments and benefits described in Section 6 of the Employment Agreement, dated as of February 8, 2019, between Castle Brands Inc. and me relating to my employment with Castle Brands Inc., and for other good and valuable consideration, I, with the intention of binding myself and my heirs, beneficiaries, trustees, administrators, executives, assigns and legal representatives (collectively, the “Releasors”), hereby irrevocably and unconditionally release, remise, and forever discharge Castle Brands Inc. and the Releasees (as defined in Section 1(b)) with respect to any and all agreements, promises, rights, debts, liabilities, claims, causes of action and demands of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law, or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, that the Releasors ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, accruing, arising or occurring at any time on or prior to the date I execute this General Release, including, without limitation, (i) any and all rights and claims arising out of or in connection with my employment by Castle Brands Inc., the terms and conditions of such employment, or the termination of my employment; (ii) any and all contract claims, claims for bonuses, claims for severance allowances or entitlements; (iii) fraud claims, defamation, disparagement and other personal injury and tort claims; and (iv) claims under any federal, state, or municipal employee benefit, wage payment, discrimination, or fair employment practices law (e.g., on the basis of sex, religion, age, race, or disability), statute, or regulation, and claims for costs and expenses (including but not limited to experts’ fees and attorneys’ fees) with respect thereto. This General Release includes, without limitation, any and all rights and claims under the Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the U.S. Pregnancy Discrimination Act, the U.S. Family and Medical Leave Act, the U.S. Fair Labor Standards Act, the U.S. Equal Pay Act, The Workers Adjustment and Notification Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, the New York Conscientious Employee Protection Act, the New York Equal Pay Act, the New York Smokers’ Rights Law, the New York Family Leave Act, the New York Genetic Privacy Act, the New York Constitution, and all other federal, state and local laws, in each case as such laws have been or may be amended. Nothing in this General Release shall deprive me of any compensation that was earned but not paid prior to my termination; accrued benefits to which I have acquired a vested right under any employee benefit plan or policy, stock plan or deferred compensation arrangement; any other benefits or any health care continuation coverage to the extent required by applicable law; or any right that I may have under the Employment Agreement dated February 8, 2019, as amended.

(b) For purposes of this General Release, the term “Castle Brands Inc. and the Releasees” includes Castle Brands Inc., its past and present direct and indirect subsidiaries, affiliates, successors, assigns, and all of its and their past, preset, and future employees, officers, directors, attorneys, agents, and legal representatives, whether acting as agents or in individual capacities, and this General Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

2. Notwithstanding anything to the contrary in this General Release, in the event that any of the parties released under this General Release initiates a lawsuit or other claim (each, an “Original Lawsuit or Claim”) against any of the Releasors, the Releasors may counterclaim or bring any lawsuit or other claim against such released party and/or Castle Brands Inc. and/or its subsidiaries so long as such counterclaim, lawsuit or other claim is related to the Original Lawsuit or Claim. Except as specifically stated in this Section 2, this Section 2 shall not affect the other provisions of this General Release

3. (a) Opportunity to Review. I acknowledge that before signing this General Release, I was given a period of at least forty-five (45) days in which to review and consider it. I acknowledge that I was encouraged by Castle Brands Inc. to review this General Release, and that to the extent I wish to do so I have done so. I further acknowledge that I have read this General Release in its entirety, and that I fully understand the terms and legal effect of this General Release. I am entering into this General Release voluntarily and of my own free will. If I executed this General Release before the end of the forty-five (45) day period, such early execution was completely voluntary, and I had reasonable and ample time in which to review this General Release.

(b) Revocability. I agree that, for a period of seven days after I sign this General Release (the “Revocation Period”), I have the right to revoke it by providing notice, in writing (delivered by hand or by overnight mail), to Castle Brands Inc., Attention: General Counsel. Notwithstanding anything contained herein to the contrary, this General Release will not become effective and enforceable until after the expiration of the Revocation Period.

Date signed:

Name: